                                            Filed pursuant to Rule 424(b)(3)
                                            Registration No. 333-36855

PROSPECTUS SUPPLEMENT NO. 6
(TO THE PROSPECTUS DATED OCTOBER 16, 1997)

                                5,990,000 SHARES

                          CHANCELLOR MEDIA CORPORATION
                (FORMERLY KNOWN AS EVERGREEN MEDIA CORPORATION)

                 $3.00 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                      LIQUIDATION PREFERENCE $50 PER SHARE
                             ---------------------

     This Prospectus Supplement No. 6 supplements and amends the Prospectus dated October 16, 1997 (the "Prospectus"), the Prospectus Supplement, dated November 20, 1997, the Prospectus Supplement No. 2, dated December 8, 1997, the Prospectus Supplement No. 3, dated February 13, 1998, the Prospectus Supplement No. 4, dated April 29, 1998 and the Prospectus Supplement No. 5, dated July 1, 1998, relating to the resale of shares of the $3.00 Convertible Exchangeable Preferred Stock, par value $.01 per share (the "$3.00 Convertible Preferred Stock"), of Chancellor Media Corporation, a Delaware corporation formerly known as Evergreen Media Corporation ("Chancellor Media"), the 6% Convertible Subordinated Exchange Debentures due 2012 (the "Exchange Debentures") issuable upon exchange of the $3.00 Convertible Preferred Stock, and the shares of the Common Stock, par value $.01 per share (the "Common Stock" and, together with the $3.00 Convertible Preferred Stock and the Exchange Debentures, the "Securities"), of Chancellor Media issuable upon conversion of the $3.00 Convertible Preferred Stock or the Exchange Debentures.

     The table on pages 65 through 67 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective shares of $3.00 Convertible Preferred Stock or Common Stock issuable upon conversion of the $3.00 Convertible Preferred Stock or Exchange Debentures beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (the "Selling Holder Table"), is hereby amended to have the following line read as follows:

                                                                                  SHARES OF COMMON STOCK
                                                                                ISSUABLE UPON CONVERSION OF
                                                                                $3.00 CONVERTIBLE PREFERRED
                                                   NUMBER OF SHARES OF $3.00         STOCK OR EXCHANGE
                SELLING HOLDERS                   CONVERTIBLE PREFERRED STOCK           DEBENTURES
                ---------------                   ---------------------------   ---------------------------
Any other holder of $3.00 Convertible Preferred
  Stock or future transferee of such holder.....            333,430                       333,430

                                                        [continued on next page]

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

        The date of this Prospectus Supplement No. 6 is October 2, 1998

[continued from previous page]

     The following new line items are added to the Selling Holder Table:

                                                                                    SHARES OF
                                                                                  COMMON STOCK
                                                                                  ISSUABLE UPON
                                                                                  CONVERSION OF
                                                                                      $3.00
                                                                 NUMBER OF         CONVERTIBLE
                                                              SHARES OF $3.00    PREFERRED STOCK
                                                                CONVERTIBLE        OR EXCHANGE
                      SELLING HOLDERS                         PREFERRED STOCK      DEBENTURES
                      ---------------                         ---------------    ---------------
Aon Pension Plan............................................       8,000              8,000
CIBC Oppenheimer Corp.......................................       2,500              2,500
Credit Suisse First Boston Corporation(6)...................       5,000              5,000
Value Line Convertible Fund, Inc............................      20,000             20,000

     The Prospectus, together with this Prospectus Supplement No. 6 and the other prospectus supplements mentioned above, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Preferred stock and the Common Stock issuable upon conversion of the Preferred Stock. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)."